                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:                [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                STAMPS.COM INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount previously paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing party:

  (4)  Date filed:

                           [LOGO OF STAMPS.COM INC.]

                     3420 Ocean Park Boulevard, Suite 1040
                             Santa Monica, CA 90405
                                 (310) 581-7200

May 16, 2001

Dear Stockholder:

   You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Stamps.com Inc. to be held at 9:00 a.m. Pacific Daylight Savings Time on Thursday, June 14, 2001 at the DC3 Museum of Flying, 2800 Donald Douglas Loop North, Santa Monica, California 90405.

   Your vote at the Annual Meeting is important to us. At the Annual Meeting, the stockholders will be asked to elect four directors and ratify the selection of the Company's auditors for 2001. The accompanying Notice of 2001 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting. These proxy solicitation materials were mailed on or about May 21, 2001 to all stockholders entitled to vote at the Annual Meeting.

   The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of the Company's auditors.

   Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,


                                          /s/ BRUCE COLEMAN
                                          -------------------------------------
                                          Bruce Coleman
                                          Chief Executive Officer

                           [LOGO OF STAMPS.COM INC.]

                     3420 Ocean Park Boulevard, Suite 1040
                             Santa Monica, CA 90405

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 14, 2001

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation (the "Company"), will be held on June 14, 2001, at 9:00 a.m. Pacific Daylight Savings Time at the DC3 Museum of Flying, 2800 Donald Douglas Loop North, Santa Monica, California 90405, for the following purposes:

  1. To elect four directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

  2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on May 7, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting.

   All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Michelle Strear
                                          _____________________________________
                                          Michelle Strear
                                          Sr. Director, Legal Affairs
                                          and Secretary

Santa Monica, California
May 16, 2001

                           [LOGO OF STAMPS.COM INC.]

                     3420 Ocean Park Boulevard, Suite 1040
                             Santa Monica, CA 90405

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2001

                        GENERAL INFORMATION ABOUT VOTING

General

   The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Stamps.com Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 14, 2001 (the "Annual Meeting"). The Annual Meeting will be held at 9:00 a.m. Pacific Daylight Savings Time at the DC3 Museum of Flying, 2800 Donald Douglas Loop North, Santa Monica, California 90405. These proxy solicitation materials were mailed on or about May 21, 2001 to all stockholders entitled to vote at the Annual Meeting.

Voting

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 24, 2001, 50,224,281 shares of the Company's common stock were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

   The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares present at the Annual Meeting, in person or by proxy, shall be elected Directors. Stockholders may not cumulate votes in the election of directors. The adoption of the proposal to ratify the appointment of the Company's independent auditors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy.

   A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Other than for the election of Directors, abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of Directors, an abstention or broker non-vote will have no effect on the outcome.

Proxies

   If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices at 3420 Ocean Park Blvd., Suite 1040, Santa Monica, California 90405, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

   The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The Company has retained proxy solicitor MacKenzie Partners, Inc. to assist in the distribution of proxies and proxy solicitation materials for an estimated fee of $4,000. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must be received no later than January 12, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April 9, 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

General

   The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of ten members.

   The ten member Board is currently divided into three Class I directors, four Class II directors and three Class III directors. On November 6, 2000, the Board appointed Bruce Coleman as a Class I director to fill the vacancy created by the resignation of Thomas H. Bruggere on September 29, 2000.

   The class whose term of office expires at the Annual Meeting currently consists of four directors. Each director elected to this class will serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominees listed below are currently directors of the Company.

   The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by the present Board of Directors to fill the vacancy.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

   Set forth below is certain information concerning the nominees and the other incumbent directors:

Nominees for Term Ending Upon the 2004 Annual Meeting

   Mohan P. Ananda, 55, has been a Director since January 1998. Mr. Ananda is a founder and currently serves as the Chief Executive Officer and Chairman of the Board of AmazingHitz.com, Inc., an Internet-based entertainment company. From January 1997 to October 1998, Mr. Ananda served as the Company's Chief Executive Officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the Board of Directors of JAB Holdings Ltd. and several privately-held companies. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

   Thomas N. Clancy, 43, has been a Director since February 1998. Mr. Clancy has been a Managing Director at Enterprise Partners Venture Capital since October 1999 and was a Venture Partner at Enterprise Partners from February 1999 to October 1999. Prior to joining Enterprise Partners in September 1996, Mr. Clancy was a Partner at Technical Resource Connection, now Perot Systems, a provider of information technology services, from February 1996 to August 1996. Previously, Mr. Clancy served as the Chief Executive Officer at Expersoft from May 1994 to January 1996 and as Vice President of Product Marketing at Expersoft from October 1993 to May 1994. From March 1983 to November 1991, Mr. Clancy worked at Citibank in engineering management and product development. Mr. Clancy serves on the board of a number of private companies. Mr. Clancy received his B.S. in Computer and Systems Engineering from Rensselaer Polytechnic Institute.

   John A. Duffy, 54, has been a Director since March 2000. Mr. Duffy is a Senior Vice President of Corporate Strategy for United Parcel Service, Inc. and is a member of the United Parcel Service management committee, which is responsible for the day-to-day management of that company. Mr. Duffy has served in various roles at United Parcel Service since 1970, including corporate international marketing, strategic operations planning and corporate strategy. Mr. Duffy received his B.S. from Boston College, and completed his executive education at Columbia University and at INSEAD at Fountainbleau, France.

   Marvin Runyon, 76, has been a Director since February 1999 and the Chairman of the Board of Directors since October 2000. In June 1998, Mr. Runyon founded Runyon Group, a consulting company. From July 1992 to June 1998, Mr. Runyon served as Postmaster General of the United States. Prior to joining the US Postal Service, he served as Chairman of the Tennessee Valley Authority from 1988 to 1992. From 1980 to 1988, Mr. Runyon was the founding President and CEO of Nissan Motor Manufacturing Corporation U.S.A. Previously, Mr. Runyon spent 37 years at Ford Motor Co., leaving in 1980 with the position of Vice President, Body and Assembly Operations. Mr. Runyon serves as a board member of several privately-held companies. Mr. Runyon received his B.S. in Management Engineering from Texas A&M University.

Continuing Directors Whose Terms Expire in 2002

   Jeffrey J. Brown, 40, has been a Director since February 1998. In June 1993, Mr. Brown founded and, since that time, he has been a director, executive officer and shareholder of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., and the Managing Partner of SBIC Partners. Mr. Brown is also a founder, director, executive officer and shareholder of Forrest Binkley & Brown Venture Advisor Co., an affiliate of SBIC Partners. From 1987 to 1992, Mr. Brown served in various executive capacities at Security Pacific Venture Capital Group. From April 1992 until June 1993, Mr. Brown acted as Senior Vice President of BankAmerica Venture Capital Group. Mr. Brown is Chairman of the Board of Golden State Vintners, Inc., a supplier of premium bulk wines and wine processing services, and serves on the boards of a number of private companies. Mr. Brown received his B.S. in Mathematics from Willamette University and his M.B.A. from Stanford University.

   Loren E. Smith, 63, served as President and Chief Operating Officer until October 2000, and has served as a Director since February 1999. Since November 1996, Mr. Smith has been a Principal at Threshold Management, a consulting firm that specializes in strategic growth management for leading businesses in a diverse range of industries. He was also employed as a Principal at Threshold Management from July 1993 to October 1994. From October 1994 to October 1996, he served as the Senior Vice President and Chief Marketing Officer of the US Postal Service. In 1985, Mr. Smith joined Citibank and was responsible for establishing the national marketing organization of its Consumer Services Group. Previously, Mr. Smith founded Threshold Management and held various management positions at General Foods Corporation and Colgate Palmolive Co. Mr. Smith also serves on the Board of Directors of several privately-held companies. Mr. Smith received his A.B. in Economics from Albion College and his M.B.A. from the University of Michigan.

   Carolyn M. Ticknor, 53, has served as a Director since July 1999. Ms. Ticknor was President of Hewlett-Packard's Imaging and Printing Systems until her retirement in March 2001. Since joining Hewlett-Packard in 1977, Ms. Ticknor served in various management roles in the Information Networks Division, the Roseville Networks Division and the LaserJet Solutions Group. Prior to joining Hewlett-Packard, Ms. Ticknor worked for Bank of America in computer services from 1971 to 1975. Ms. Ticknor also serves on the Board of Directors of Boise Cascade. Ms. Ticknor received her B.A. in Psychology from the University of Redlands (Calif.), her M.S. in Industrial Psychology from San Francisco State University and her M.B.A. from Stanford University.

Continuing Directors Whose Terms Expire in 2003

   Bruce Coleman, 61, was appointed by the Board of Directors on November 6, 2000 as a Director to fill the vacancy created by the resignation of Thomas H. Bruggere, and also has served as Chief Executive Officer since October 2000. Before joining the Company, from November 1999 to May 2000, Mr. Coleman served as Chief Executive Officer of Rogue Wave Software. Prior to that, Mr. Coleman held Chief Executive Officer positions at Websense, an internet services company, and Open Horizon, a software company. From

November 1991 to June 1998, Mr. Coleman was Chief Executive Officer of El Salto Advisors, a consulting firm that provides interim management to computer software and service companies. Mr. Coleman is currently a director of Websense and Printronix. Mr. Coleman received his B.A. in Economics from Trinity College and his M.B.A. from Harvard University.

 G. Bradford Jones, 46, has been a Director since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a Managing Director of Redpoint Ventures, a firm he co-founded in October 1999. Mr. Jones also currently serves on the board of directors of Onyx Acceptance Corporation, a specialized consumer finance company, Digital Island, an Internet content management and distribution company, and several privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

 Stephen M. Teglovic, 40, is the Company's Vice President of Shipping Systems and has been a Director since March 2000. Prior to joining Stamps.com, Mr. Teglovic was the President and Chief Executive Officer and a director of iShip.com since its founding in May 1997. Before launching iShip.com, from November 1995 to April 1997, Mr. Teglovic served as General Manager of Velleb, Inc., a wholly owned subsidiary of UPS that was responsible for the design and development of UPS Online Professional. Prior to Velleb, from January 1993 to October 1995, Mr. Teglovic served as both Vice President of Engineering and Vice President of Consulting for ConnectSoft, Inc., which built custom software systems, primarily for Fortune 1000 companies. Mr. Teglovic previously served in the Airborne Infantry of the United States Army and as a commissioned officer in the California National Guard. Mr. Teglovic received his B.S. in Management Information Systems from California Polytechnic, San Luis Obispo.

Board Committees and Meetings

 The Board of Directors held eight meetings and acted by unanimous written consent on three separate occasions during the fiscal year ended December 31, 2000. Each director, except for Ms. Ticknor, attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the fiscal year ended December 31, 2000. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Special Stock Option Committee.

 Audit Committee. The Audit Committee currently consists of three directors, Messrs. Brown, Clancy and Runyon, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held two meetings during the fiscal year ended December 31, 2000.

 The Board adopted and approved a charter for the Audit Committee in June, 2000, a copy of which is attached to this proxy statement as Appendix A. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listings standards of the National Association of Securities Dealers.

 Compensation Committee. The Compensation Committee currently consists of three directors, Messrs. Clancy, Jones and Runyon. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the authority to administer the Company's Employee Stock Purchase Plan and the Company's Stock Incentive Plan and to make option grants under that plan. The Compensation Committee held two meetings and acted by unanimous written consent on nine separate occasions during the fiscal year ended December 31, 2000.

 Executive Committee. The Executive Committee currently consists of four directors, Messrs. Ananda, Brown, Clancy and Jones. The Executive Committee has the authority to take all actions that can be taken by the Board, except for the approval of any actions that also require approval of the Company's stockholders or any amendment to the Company's Bylaws. The Executive Committee acted by unanimous written consent on one occasion during the fiscal year ended December 31, 2000.

   Special Stock Option Committee. The Board established a Special Stock Option Committee for the purpose of granting options to non-Section 16 employees and consultants. As of January 1, 2001, the Special Stock Option Committee is no longer active. The Special Stock Option Committee was comprised of Messrs. Bruggere, Clancy, Jones and Payne. The Special Stock Option Committee acted by unanimous written consent on thirteen separate occasions during the fiscal year ended December 31, 2000. Following December 31, 2000, the duties of the Special Stock Option Committee will be carried out by the Compensation Committee.

   Compensation Committee Interlocks and Insider Participation. The Compensation Committee currently consists of three directors, Messrs. Clancy, Jones and Runyon. None of these individuals was an officer or employee of the Company at any time during the fiscal year ended December 31, 2000 or at any other time. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Director Compensation

   Directors receive no cash compensation for serving on the Board of Directors or on any board committee. Directors are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings. In addition, Directors who are also Company employees are eligible to receive options and be issued shares of common stock directly under the Company's Stock Incentive Plan.

   Under the Automatic Option Grant Program in effect under the Company's Stock Option plan, each individual who joined the Board as a non-employee director at any time after June 24, 1999 received or will receive, at the time of such initial election or appointment, an automatic option grant, to purchase 10,000 shares of the Company's common stock, provided such person has not previously been in the Company's employ. In addition, on the date of each annual stockholders meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 2,500 shares of common stock, provided such individual has not received an option grant under the Automatic Option Grant Program within the preceding six months. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should optionee cease to serve as a Board of Directors member.

   Under this Automatic Option Grant Program, Mr. Duffy received an automatic option grant on March 7, 2000 for 10,000 shares of the Company's common stock. The exercise price per share in effect for this option is $29.6875, the fair market value per share of the Company's common stock on the grant date. All other directors except for Messrs. Coleman, Payne, Smith and Teglovic received automatic option grants on June 13, 2000 for 2,500 shares each of the Company's common stock at an exercise price per share of $10.75, the fair market value per share of the Company's common stock on the grant date. Each option is immediately exercisable for all the option shares, and the shares subject to each option grant are immediately vested.

   Grants to directors in the year ending December 31, 2000 for services provided as directors:

                                                     Grant     Number    Option
   Director                                           Date   of Options  Price
   --------                                         -------- ---------- --------
   John Duffy...................................... 03/07/00   10,000   $29.6875
   Mohan Ananda.................................... 06/13/00    2,500   $10.7500
   David Bohnett................................... 06/13/00    2,500   $10.7500
   Jeffrey Brown................................... 06/13/00    2,500   $10.7500
   Thomas Bruggere................................. 06/13/00    2,500   $10.7500
   Thomas Clancy................................... 06/13/00    2,500   $10.7500
   Bradford Jones.................................. 06/13/00    2,500   $10.7500
   Marvin Runyon................................... 06/13/00    2,500   $10.7500
   Carolyn Ticknor................................. 06/13/00    2,500   $10.7500

Vote Required

   Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote "FOR" the election of the nominees listed above.

               PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

General

   The Board of Directors has appointed the firm of Arthur Andersen LLP, independent auditors for the Company during the fiscal year ended December 31, 2000, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment. Stockholder ratification of such appointment is not required by the Company's Bylaws or by any other applicable legal requirement. However, the Board of Directors is submitting the appointment of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice.

   In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain Arthur Andersen LLP. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

   A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

   Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Arthur Andersen LLP as the independent auditors for the Company for the current year.

Fees Billed to the Company by Arthur Andersen LLP during Fiscal Year 2000

   During the fiscal year ended December 31, 2000, Arthur Andersen LLP provided various audit, audit related and non-audit services to the Company as follows:

 Audit Fees

   Aggregate fees billed to the Company by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements, and review of financial statements included in the Company's quarterly reports on Form 10-Q, for the fiscal year ended December 31, 2000 totaled approximately $114,000.

 Financial Information Systems Design and Implementation Fees

   Aggregate fees billed to the Company by Arthur Andersen LLP for professional services and advice rendered to the Company in connection with financial information systems design and implementation during the fiscal year ended December 31, 2000 totaled approximately $470,000.

 All Other Fees

   Fees billed to the Company by Arthur Andersen LLP for all other non-audit professional services rendered to the Company during the fiscal year ended December 31, 2000 totaled approximately $36,000 for tax return preparation and consulting and approximately $44,000 for services related to the filing of registration statements with the Securities and Exchange Commission.

Determination of Independence

   The Company's Audit Committee and Board of Directors have determined that the fees received by Arthur Andersen LLP for the non-audit related professional services listed above are compatible with maintaining Arthur Andersen LLP's independence.

Vote Required

   The ratification of the appointment of Arthur Andersen LLP as the independent auditors for the Company for the fiscal year ending December 31, 2001 requires the affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                 OTHER MATTERS

   The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                   MANAGEMENT

 Executive Officers and Directors

   The following table sets forth certain information regarding the Company's executive officers and directors as of March 31, 2001:

                Name              Age               Position
                ----              ---               --------
   Kathy Brush...................  44 Vice President, Sales and Marketing
   Bruce Coleman.................  61 Chief Executive Officer and Director
   Kyle Huebner..................  30 Vice President, Corporate Strategy
   Kenneth McBride...............  33 Chief Financial Officer and Vice
                                      President, Finance
   Craig Ogg.....................  35 Vice President, Development
   Richard Wetherill.............  45 Vice President, Operations
   Mohan P. Ananda(3)............  55 Director
   Jeffrey J. Brown(1)(3)........  40 Director
   Thomas N. Clancy(1)(2)(3)(4)..  43 Director
   John A. Duffy.................  54 Director
   G. Bradford Jones(2)(3)(4)....  46 Director
   Marvin Runyon(1)(2)...........  76 Chairman of the Board of Directors
   Loren Smith...................  63 Director
   Stephen M. Teglovic...........  40 Vice President, Shipping Systems and
                                      Director
   Carolyn M. Ticknor............  53 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Executive Committee.
(4) Member of the Special Stock Option Committee

   Kathy Brush. Ms. Brush has been Vice President of Sales and Marketing since February 2001. Ms. Brush was the Vice President of Marketing at Rogue Wave Software, a developer of reusable software, from September 1999 to February 2001. From January 1999 to September 1999, Ms. Brush served as the Vice President of Marketing at Websense an Internet content filtering software company. From May 1997 to January 1999, Ms. Brush served as Vice President of Marketing and Business Development for Resumix, a software company that automates matching resumes to position descriptions. Ms. Brush received her B.A. from the University of Central Florida and her M.B.A. from Florida Atlantic University.

   Bruce Coleman. See "Proposal No. 1: Election of Directors" for Mr. Coleman's biography.

   Kyle Huebner. Mr. Huebner has been Vice President of Corporate Strategy and Development since January 2000, and was Senior Director of Corporate Strategy and Development from January 1999 to 2000. Prior to joining the Company, from 1996 to 1999, Mr. Huebner was a consultant at Bain & Co., a management consulting firm. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

   Kenneth McBride. Mr. McBride has been Chief Financial Officer and Vice President, Finance since October 2000, and was Senior Director, Finance from April 1999 to October 2000. Prior to joining the Company, from 1997 to 1999, Mr. McBride served as a Research Analyst at Salomon Smith Barney, where he focused on the computer hardware and technical software industries. From 1992 to 1995, Mr. McBride held various management and engineering positions at Micro Linear Corporation. Mr. McBride received his B.S. and M.S. in Electrical Engineering and his M.B.A. from Stanford University.

   Craig Ogg. Mr. Ogg has been Vice President of Development since February 2001, Chief Technologist since December 1999, and the Architect of the Company's printing technology since September 1998. Mr. Ogg served as the Senior Architect and Development Manager of the Oil Change Internet Service at Cybermedia from 1997 to 1998. From March 1997 to June 1997, Mr. Ogg served as Director of Engineering of PeopleLink, Inc., a software company. From December 1994 to March 1997, Mr. Ogg co-founded Spinoza Limited, a development tools software company.

   Richard Wetherill. Mr. Wetherill has been Vice President of Operations since June 2001. Prior to joining the Company, from 1998 to 2001, Mr. Wetherill was a financial advisor with Prudential Securities. Mr. Wetherill served as Vice President of MMG Direct, a marketing company from 1997 to 1998. From 1995 to 1997, Mr. Wetherill served as Director of Customer Care for Canon Computer Systems, Inc., a subsidiary of Canon U.S.A. Mr. Wetherill received his B.S. in Biology from the Virginia Military Institute and his M.B.A. from the University of Phoenix.

   Mohan P. Ananda. See "Proposal No. 1: Election of Directors" for Mr. Ananda's biography.

   Jeffrey J. Brown. See "Proposal No. 1: Election of Directors" for Mr. Brown's biography.

   Thomas N. Clancy. See "Proposal No. 1: Election of Directors" for Mr. Clancy's biography.

   John A. Duffy. See "Proposal No. 1: Election of Directors" for Mr. Duffy's biography.

   G. Bradford Jones. See "Proposal No. 1: Election of Directors" for Mr. Jones' biography.

   Marvin Runyon. See "Proposal No. 1: Election of Directors" for Mr. Runyon's biography.

   Loren E. Smith. See "Proposal No. 1: Election of Directors" for Mr. Smith's biography.

   Stephen M. Teglovic. See "Proposal No. 1: Election of Directors" for Mr. Teglovic's biography.

   Carolyn M. Ticknor. See "Proposal No. 1: Election of Directors" for Ms. Ticknor's biography.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

 Summary of Cash and Certain Other Compensation

   The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2000 and December 31, 1999, respectively, by the Company's Chief Executive Officers and each of its other four highest compensated executive officers (determined on the basis of their salary and bonus for the fiscal year ended December 31,
2000) whose total compensation exceeded or would have exceeded $100,000 during 2000 had those officers provided services to the Company for the entire fiscal year. John LaValle and Loren Smith also are included in the table because they would have been among the four highest compensated executive officers of the Company on December 31, 2000 had they not resigned earlier during that year. The listed individuals are referred to in this proxy statement as the named executive officers.

 Summary Compensation Table for Fiscal Years 2000 and 1999

                                    Annual        Long Term
                               Compensation(1)   Compensation
                              ------------------ ------------
                                                  Securities
   Name and Principal                             Underlying     All Other
       Positions         Year Salary($) Bonus($)  Options(#)  Compensation($)
   ------------------    ---- --------- -------- ------------ ---------------
Bruce Coleman(2)........ 2000   78,077      --     225,000            --
 Chief Executive Officer 1999      --       --         --             --
 (October 2000 to
 Present)

John Payne.............. 2000  300,000  150,000     50,000          1,688(6)
 Chief Executive Officer 1999  205,833   40,000        --           1,575(6)
 (October 1998 to
 October 2000)

David Duckwitz(3)....... 2000  143,750  190,000    350,000          2,013(6)
 SVP and GM, Enterprise  1999      --       --         --             --
 Business Unit
 (April 2000 to February
 2001)

Kyle Huebner............ 2000  141,250   75,000     48,000          2,929(6)
 Vice President,         1999   87,041      --     127,500            796(6)
 Corporate Strategy
 (January 1999 to
 Present)

Blake Karpe(4).......... 2000  106,250   86,667    120,000          2,063(6)
 Vice President,         1999      --       --         --             --
 Enterprise Sales
 (June 2000 to February
 2001)

John LaValle(5)......... 2000  153,846  100,000        --         117,613(6)(7)
 Chief Financial Officer 1999  172,500      --     500,000          1,088(6)
 (September 1998 to
 October 2000)

Loren Smith............. 2000  250,000  111,000      2,500         66,000(8)
 President and Chief     1999   49,359      --     543,000        143,928(9)
 Operating Officer
 (October 1999 to
 October 2000)

Douglas Walner.......... 2000  195,858   16,250    112,500          2,777(6)
 SVP, Business           1999  120,000   73,125        --           1,050(6)
 Development
 (September 1998 to
 February 2001)

--------
(1) Excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers.
(2) Mr. Coleman joined the Company in October 2000. His annualized salary for 2000 was $420,000.
(3) Mr. Duckwitz joined the Company in April 2000. His annualized salary for 2000 was $230,000.
(4) Mr. Karpe joined the Company in June 2000. His annualized salary for 2000 was $170,000.

(5) Mr. LaValle resigned from the Company in October 2000. His annualized salary for 2000 was $200,000.
(6) Includes contributions to the Company's 401(k) plan which the Company made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.
(7) Includes payments made to Mr. LaValle in connection with his resignation from the Company.
(8) Includes payments made to Mr. Smith in connection with his resignation from the Company.
(9) Includes payments made to Mr. Smith for consulting services provided to the Company prior to employment.

 Stock Options and Stock Appreciation Rights

   The following table sets forth information regarding option grants to each of the named executive officers during the fiscal year ended December 31, 2000. All the grants were made under the Company's 1999 Stock Incentive Plan. During the fiscal year ended December 31, 2000, the Company granted options to purchase 8,795,748 shares of common stock. All options were granted at an exercise price equal to the fair market value of the Company's common stock as determined by the Board of Directors on the date of grant which is based on the closing price on the Nasdaq National Market of the Company's common stock on the date of grant. The exercise price may be paid in cash, check, promissory note, shares of the Company's common stock valued at fair market value on the exercise date or a cashless exercise procedure involving a same-day sale of the purchased shares. The following table indicates information regarding options to purchase common stock granted to the Company's named executive officers. No stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 2000.

                                            Individual Grants
                         --------------------------------------------------------
                                                                                       Potential
                                                                                  Realizable Value at
                                                                                        Assumed
                                                                                    Annual Rates of
                                               % of Total                                Stock
                         Number of Securities Options/SARs                        Price Appreciation
                              Underlying       Granted to  Exercise or              for Option Term
                         Options/SARs Granted Employees in Base Price  Expiration -------------------
  Name                           (#)          Fiscal Year   ($/Sh)(2)     Date      5%($)    10%($)
  ----                   -------------------- ------------ ----------- ---------- --------- ---------
Bruce Coleman...........       100,000            1.14%     $ 2.6562    10/24/10    167,047   423,330
                                25,000            0.28      $10.0000    10/24/10    157,224   398,436
                               100,000            1.14      $ 6.0000    11/12/10    377,337   956,246

John Payne..............        11,741            0.13      $31.0625    02/08/10    229,361   581,246
                                38,259            0.43      $31.0625    02/08/10    747,391 1,894,036

David Duckwitz..........       200,000            2.27      $10.5625    04/12/10  1,328,540 3,366,781
                               150,000            1.71      $ 2.7188    10/19/10    256,476   649,960

Kyle Huebner............        33,000            0.38      $13.4400    04/25/10    278,927   706,857
                                15,000            0.17      $ 2.7188    10/19/10     25,648    64,996

Blake Karpe.............        40,000            0.45      $ 2.7188    10/19/10     68,394   173,323
                                80,000            0.91      $ 7.5625    07/02/10    380,481   964,214

John LaValle............             0            0.00           --          --         --        --

Loren Smith.............         2,500            0.03      $ 3.8438    09/28/10      6,043    15,315

Douglas Walner..........        75,000            0.85      $10.0625    06/01/10    474,619 1,202,778
                                37,500            0.43      $ 2.7188    10/19/10     64,119   162,490

   Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of its future common stock prices. There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from those option grants which were made with an exercise price equal to the fair market value of the option shares on the grant date.

   The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by
(i) authorizing a loan from the Company in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.

   Certain option grants will become exercisable for 25% of the shares upon the optionee's completion of one year of service measured from the grant date and will become exercisable for the balance of the shares in 36 successive equal monthly installments. These options will become exercisable on an accelerated basis upon the optionee's involuntary termination within 18 months following a change in control of the Company. Certain other option grants are immediately exercisable in full, but the Company can buy back any shares purchased under those options, at the exercise price paid per share, to the extent the shares are not vested when the optionee leaves the Company's employment. In general, this repurchase right lapses as to 25% of the shares after one year of service and as to the remaining shares in equal monthly installments over an additional three-year period. The repurchase right also will lapse on an accelerated basis upon the optionee's involuntary termination within 18 months following a change in control of the Company.

 Aggregated Option Exercises and Year-End Option Values

   The following table provides information, with respect to the officers named in the Summary Compensation Table, concerning the exercise of options during the fiscal year ended December 31, 2000 and unexercised options held by them as of the end of that fiscal year.

                                                       Number of Unexercised     Value of Unexercised
                                                          Options/SARs at      in-the-Money Options/SARs
                            Shares                          FY-End (#)             at FY-End ($)(2)
                         acquired on  Value Realized ------------------------- -------------------------
  Name                   exercise (#)     ($)(1)     Exercisable Unexercisable Exercisable Unexercisable
  ----                   ------------ -------------- ----------- ------------- ----------- -------------
Bruce Coleman...........       --              --      125,000      100,000       12,495          --
John Payne..............       --              --          --           --           --           --
David Duckwitz..........       --              --          --       350,000          --         9,368
Kyle Huebner............    95,625      $2,418,516      36,458       43,417       78,027          937
Blake Karpe.............       --              --          --       120,000          --         2,498
John LaValle............   191,401      $  572,168         --           --           --           --
Loren Smith.............       --              --      245,638        2,362      594,844          --
Douglas Walner..........    95,000      $2,378,041     129,125      254,733      322,236      416,713

--------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2) Based upon the market price of $2.7812 per share, determined on the basis of the closing sale price per share of common stock on the Nasdaq National Market on the last day of the fiscal year ended December 31, 2000, less the option exercise price payable per share.

     EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

   Bruce Coleman entered into a letter agreement with the Company, effective as of October 25, 2000, to serve as Chief Executive Officer. Under the terms of the letter agreement, Mr. Coleman receives an annual base salary of $420,000 and is eligible to receive a reimbursement of reasonable living expenses incurred for living in the Los Angeles area in connection with his employment with the Company, and reasonable travel expenses for traveling to and from his residence in New Mexico. In addition, Mr. Coleman was granted two stock options, one to purchase 100,000 shares of the Company's common stock at an exercise price of $2.6563 per share (the closing price on Nasdaq of the Company's common stock on Mr. Coleman's start date) and another to purchase 25,000 shares of the Company's common stock at an exercise price of $10.00 per share. The stock options vest in six equal monthly installments for as long as Mr. Coleman is providing continuous service to the Company, and become fully vested upon a change in control of the Company.

   Kyle Huebner entered into a letter agreement with the Company, effective as of January 13, 1999, to serve as Senior Director, Corporate Strategy. He was subsequently promoted to Vice President, Corporate Strategy in January 2000. In 2000, Mr. Huebner received a base salary of $141,250 and a bonus of $75,000. Under the terms of the letter agreement, Mr. Huebner was granted stock options to purchase 85,000 shares of the Company's common stock at an exercise price per share equal to the fair market value on each grant date. The stock options vest 25% on the one year anniversary of each grant date, and the remaining shares vest monthly for the following 36 months as long as Mr. Huebner is providing continuous service to the Company. The vesting of Mr. Huebner's stock options will accelerate an additional 25% if he is constructively or involuntarily terminated without cause within 12 months after a change in control of the Company if the acquiring company does not assume the stock option.

   David N. Duckwitz entered into a letter agreement with the Company, effective as of April 13, 2000, to serve as Senior Vice President and General Manager, Enterprise Business Unit. Under the terms of the letter agreement, Mr. Duckwitz received an annual base salary of $230,000 and was entitled to receive in 2000 a guaranteed annual bonus of $120,000 plus a sign-on bonus of $70,000. In addition, Mr. Duckwitz was granted a stock option to purchase 200,000 shares of the Company's common stock at an exercise price of $10.56 per share, the closing price on Nasdaq of the Company's common stock on the grant date. Mr. Duckwitz resigned from the Company in February 2001. Under the terms of the letter agreement, Mr. Duckwitz is entitled to receive his monthly base salary and benefits for six months after his resignation, including all earned and unused vacation time, unpaid reimbursable expenses and any earned and unpaid annual bonus for the prior calendar year.

   Blake Karpe entered into a letter agreement with the Company, effective as of June 5, 2000, to serve as Vice President, Enterprise Sales. Under the terms of the letter agreement, Mr. Karpe received an annual base salary of $170,000 plus a sign-on bonus of $70,000, and was eligible to participate in the Company's Enterprise Sales Group Sales Incentive Bonus Program with the potential to earn incentive bonuses of up to $20,000 per quarter. In addition, Mr. Karpe was granted a stock option to purchase 80,000 shares of the Company's common stock at an exercise price of $7.56 per share, the closing price on Nasdaq of the Company's common stock on the grant date.

   In February 2001, Mr. Karpe resigned from the Company. On February 6, 2001, Mr. Karpe entered into a resignation letter agreement with the Company pursuant to which the Company agreed to pay Mr. Karpe a lump sum payment of $14,166.66, including any accrued and unused vacation time, any unpaid reimbursable expenses and payment for the cost of COBRA coverage through April 30, 2001. In connection with these payments, Mr. Karpe agreed to release the Company from any further obligations to him and from any liabilities related to his employment with or resignation from the Company.

   John M. Payne previously entered into a letter agreement with the Company, effective as of October 29, 1998, to serve as President and Chief Executive Officer. In October 1999, Mr. Payne was appointed to the offices of Chairman of the Board and Chief Executive Officer. In 2000, Mr. Payne received a base salary of $300,000 and a bonus of $150,000. Under the terms of the letter agreement, Mr. Payne purchased 1,500,000 shares of the Company's common stock at $0.067 per share, the fair market value on the purchase date, pursuant to a restricted common stock purchase agreement under which the shares are subject to a right of repurchase by the Company that lapses over a period of 48 months. Mr. Payne executed a four-year promissory note with the Company in the amount of $99,000 to purchase the stock.

   Mr. Payne resigned from the Company in October 2000, and from its Board of Directors in December 2000. Under the terms of the letter agreement, Mr. Payne was entitled to receive his monthly base salary plus benefits for nine months after the termination of his employment, and he received such monthly payments until February 2001. On December 20, 2000, Mr. Payne entered into a separation letter agreement with the Company, that was subsequently amended on February 13, 2001, pursuant to which Mr. Payne agreed to receive a lump sum payment of $120,807.37 in place of the remaining monthly salary payments to which he was entitled. In addition, Mr. Payne's restricted shares will continue to vest at a rate of 31,250 shares per month until June 30, 2001, at which time the Company intends to repurchase all remaining unvested shares at the original purchase price of $0.067 per share. Assuming that Mr. Payne is not in breach of the terms of the separation letter agreement, he will have vested in 1,156,250 of the original 1,500,000 restricted shares purchased by him in October 1998, and the Company will repurchase a total of 343,750 shares for an aggregate repurchase price of $23,031.25. In connection with the payments under the separation letter agreement, Mr. Payne agreed to release the Company from any further obligations to him and from any liabilities related to his employment with or resignation from the Company.

   In connection with the separation letter agreement, Mr. Payne agreed to enter into a consulting agreement with the Company, effective as of December 20, 2000, pursuant to which Mr. Payne will provide the Company with consulting services until June 30, 2001 at a rate of $2,000 per day of service plus reasonable expenses. Also in connection with the separation letter agreement, the Company agreed to repay on Mr. Payne's behalf a $6,523,690.36 balance due under Mr. Payne's margin account with Salomon Smith Barney, and Mr. Payne agreed to enter into a promissory note and security agreement to repay such amount plus interest to the Company on or before June 30, 2001, subject to acceleration upon any change in control of the Company or in the event Mr. Payne breaches any of the terms of his separation from the Company. Under the security agreement, Mr. Payne pledged cash assets and securities, including his shares of the Company's common stock. The Company has recourse against Mr. Payne for any shortfall in his collateral.

   Loren E. Smith previously entered into a letter agreement with the Company, effective as of October 20, 1999, to serve as President and Chief Operating Officer. The letter agreement superseded a consulting agreement entered into between Mr. Smith and the Company in February 1999. In 2000, Mr. Smith received a base salary of $250,000. Under the terms of the letter agreement, Mr. Smith was eligible to receive an annual bonus of not less than $100,000, and was granted a stock option to purchase 300,000 shares of the Company's common stock at an exercise price of $35.625 per share, the fair market value on the grant date. The stock option vested 12,500 shares per month beginning on October 20, 1999, and was to continue to vest until the earlier of October 20, 2001 or the date on which Mr. Smith's continued employment with the Company ended. In addition, under the terms of the letter agreement, Mr. Smith was permitted to keep the stock options, granted to him under the earlier consulting agreement, to purchase 135,000 shares of the Company's common stock at an exercise price of $0.33 per share for consulting services and 108,000 shares of the Company's common stock at an exercise price of $0.33 per share for services as a member of the Company's Board of Directors. 45,000 shares of the consulting services stock option vested upon the IPO of the Company and the achievement of a 250,000 customer base. The remaining shares of the consulting services stock option vest ratably each month until February 2002. The Board services stock option vests ratably each month for 36 months starting from February 2000.

   In September 2000, Mr. Smith resigned from his positions as President and Chief Operating Officer of the Company. On September 22, 2000, Mr. Smith entered into a resignation letter agreement with the Company pursuant to which the Company agreed to pay Mr. Smith $20,833.32 per month through March 31, 2001, including any accrued and unused vacation time and unpaid reimbursable expenses, as well as a lump sum payment of $66,000. The Company also agreed to pay for the shipment of Mr. Smith's personal effects from California to New Mexico. In addition, Mr. Smith was permitted to keep for his personal use the cell phone, laptop computer and Palm Pilot provided to him by the Company, and was granted an additional stock option to purchase 2,500 shares of the Company's common stock at an exercise price of $3.84 per share (the closing price of the Company's common stock on Nasdaq on September 29, 2000) that is exercisable until such time as Mr. Smith ceases to be a member of the Company's Board of Directors. In connection with these payments, Mr. Smith agreed to release the Company from any further obligations to him and from any liabilities related to his employment with or resignation from the Company. The terms of the consulting services and Board services stock options granted to Mr. Smith under the consulting agreement were not modified by the resignation letter agreement, but the vesting of the 300,000 share stock option grant to Mr. Smith ceased as of September 30, 2000 and Mr. Smith's right to exercise the vested portion of that stock option terminated on November 30, 2000. Pursuant to the resignation letter agreement, Mr. Smith also agreed to speak on the Company's behalf at the E-Post World Conference that was held in September 2000.

   John W. LaValle entered into a letter agreement with the Company, effective as of August 16, 1998, to serve as Chief Financial Officer and Senior Vice President. In April 2000, Mr. LaValle was appointed Executive Vice President. Under the terms of the letter agreement, Mr. LaValle was granted a stock option to purchase 395,802 shares of the Company's common stock at an exercise price of $0.07 per share, the fair market value on the grant date. In October 1999, Mr. LaValle was granted an additional stock option to purchase 104,198 shares of the Company's common stock at an exercise price of $35.625, the fair market value on the grant date.

   In October 2000, Mr. LaValle resigned from his positions as Chief Financial Officer and Executive Vice President of the Company. On October 26, 2000, Mr. LaValle entered into a resignation letter agreement with the Company pursuant to which the Company agreed to pay Mr. LaValle a lump sum payment of $100,000, including any accrued and unused vacation time and unpaid reimbursable expenses. In addition, Mr. LaValle was permitted to keep for his personal use the laptop computer and Palm Pilot provided to him by the Company, and his right to exercise the vested portions of his stock options was extended until April 6, 2001. In connection with these payments, Mr. LaValle agreed to release the Company from any further obligations to him and from any liabilities related to his employment with or resignation from the Company.

   In February 2001, Mr. Walner resigned from his position as Senior Vice President, Business Development of the Company. On February 6, 2001, Mr. Walner entered into a resignation letter agreement with the Company pursuant to which the Company agreed to pay Mr. Walner a lump sum payment of $71,666.64, including any accrued and unused vacation time, any unpaid reimbursable expenses and payment for the cost of COBRA coverage through August 30, 2001. In connection with these payments, Mr. Walner agreed to release the Company from any further obligations to him and from any liabilities related to his employment with or resignation from the Company.

   All of the Company's named executive officers have executed and delivered a copy of the Company's Confidential Information and Invention Assignment Agreement in connection with their employment.

   In April 1999, the Company amended its 1998 Stock Plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within 18 months following a change in control in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A "change in control" under the 1998 Stock Plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company. "Involuntary Termination" is defined under the 1998 Stock Plan as the optionee's involuntary dismissal or discharge by the Company for reasons other than misconduct, or the optionee's voluntary resignation following:

  i) a change in his or her position with the Company which materially reduces his or her responsibilities;

  ii) a reduction in his or her level of compensation by more than 15%; or

  iii) a relocation of the optionee's place of employment by more than 50 miles, and this change, reduction or relocation is effected by the Company without the optionee's consent.

   The Company's 1999 Stock Incentive Plan is a successor plan to its 1998 Stock Plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

                       BENEFICIAL OWNERSHIP OF SECURITIES

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of March 31, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's common stock, (ii) each director and nominee for director, (iii) the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405. Percentage of ownership is based on 50,182,255 shares of common stock issued and outstanding on March 31, 2001. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

                                       Number of Shares  Percentages of Shares
Name of Beneficial Owner              Beneficially Owned  Beneficially Owned
------------------------              ------------------ ---------------------
Named executive officers and
 directors:
 Bruce Coleman.......................        183,333                 *
 John M. Payne(1)....................      1,000,000              2.97%
 David Duckwitz......................              0                --
 Kyle Huebner(2).....................         94,136                 *
 Blake Karpe.........................              0                --
 John W. LaValle.....................              0                --
 Loren E. Smith(3)...................         83,000                 *
 Douglas Walner......................              0                --
 Mohan P. Ananda(4)..................      1,961,595              3.91%
 Jeffrey J. Brown(5).................      4,112,949              8.20%
 Thomas N. Clancy(6).................      3,584,948              7.14%
 John A. Duffy(7)....................         10,000                 *
 G. Bradford Jones(8)................      3,584,948              7.14%
 Marvin Runyon(9)....................        146,331                 *
 Stephen M. Teglovic(10).............        527,298              1.05%
 Carolyn M. Ticknor(11)..............         22,500                 *

Other 5% Stockholders:
 Brentwood Venture Capital(12)
 11150 Santa Monica Blvd., Suite 1200
 Los Angeles, CA 90025...............      3,546,448              7.07%

 SBIC Partners, L.P.
 201 Main Street, Suite 2302
 Fort Worth, TX 76201................      4,074,449              8.12%

 Enterprise Partners IV, L.P.(13)
 5000 Birch Street, Suite 6200
 Newport Beach, CA 92660.............      3,546,448              7.07%

 RS Investment Management Co., LLC
 388 Market Street
 San Francisco, CA 94111-5312........      2,631,000              5.24%

 Vulcan Ventures Inc.
 505 Fifth Avenue South, Suite 900
 Seattle, WA 98104...................      2,732,241              5.44%
All directors and executive officers
 as a group (16 people) (14) ........     15,311,038             30.51%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

 (1) Includes 75,000 shares held in trust for the benefit of Mr. Payne's family and 1,000 shares held by Mr. Payne's son.

 (2) Includes 500 shares held by Mr. Huebner's wife. Also includes 9,167 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (3) Includes 83,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (4) Includes 240,000 shares held in trust for the benefit of Mr. Ananda's family, 1,000 shares held by Mr. Ananda's wife and 500 shares held by Mr. Ananda's son. Also includes 2,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (5) Includes 4,074,449 shares held by SBIC Partners, L.P. Jeffrey J. Brown is a director and executive officer of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., the Managing Partner of SBIC Partners. Mr. Brown disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 38,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (6) Includes 3,262,732 shares held by Enterprise Partners IV, L.P. and 283,716 shares held by Enterprise Partners IV Associates, L.P. Thomas N. Clancy is a Managing Director at Enterprise Partners Venture Capital, the general partner of Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. Mr. Clancy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 38,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (7) Includes 10,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (8) Includes 3,404,590 shares held by Brentwood Associates VIII, L.P. and 141,858 shares held by Brentwood Affiliates Fund, L.P. G. Bradford Jones is a Managing Member of Brentwood VIII Ventures LLC, which is the General Partner of Brentwood Associates VIII, L.P. Mr. Jones also is the General Partner of Brentwood VII Ventures, L.P., which is the General Partner of Brentwood Affiliates Fund, L.P. Mr. Jones disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 38,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

 (9) Includes 110,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

(10) Includes 45,091 shares held by the Steve and Pam Teglovic LLC. Also includes 225,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

(11) Includes 22,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

(12) Includes 3,404,590 shares held by Brentwood Associates VIII, L.P. and 141,858 shares held by Brentwood Affiliates Fund, L.P.

(13) Includes 4,987,732 shares held by Enterprise Partners IV, L.P. and 433,716 shares held by Enterprise Partners IV Associates, L.P.

(14) Includes 578,167 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

Compensation Committee Report

   It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's Stock Incentive Plan.

Compensation Philosophy and Objectives

   The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

Compensation Components and Process

   General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial and other performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

   The Company utilizes the services of an independent compensation consulting firm to advise the Committee as to how the Company's executive compensation levels compare to those of companies within and outside of the industry.

   Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the fiscal year ended December 31, 2000 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

   Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

   Annual Incentives. Annual incentive bonuses for executive officers will be based upon management incentive plans. The bonuses will be based substantially on the Company's financial performance, including achievement of revenue and customer acquisition goals and meeting cost objectives. Additional consideration may be given for attainment of individual goals.

   Long Term Incentives. Generally, stock option grants will be considered annually by the Compensation Committee for each of the Company's executive officers, as appropriate. Each grant made is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a 1 to 4-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

   The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

   CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the same industry, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the fiscal year ended December 31, 2000 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

   It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

   Submitted by the Compensation Committee of the Company's Board of Directors:

                                          Marvin Runyon
                                          Thomas N. Clancy
                                          G. Bradford Jones

                             AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

   The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, included in the Company's Annual Report on Form 10-K, as amended, for that year.

Review with Management

   The audit committee has reviewed and discussed these audited financial statements with management of the Company.

Review and Discussions with Independent Auditors

   The audit committee has discussed with the Company's independent auditors, Arthur Andersen LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

   The audit committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and has discussed with Arthur Andersen LLP the independence of Arthur Andersen LLP from the Company.

Conclusion

   Based on the review and discussions referred to above in this report, the audit committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          Marvin Runyon
                                          Jeffrey J. Brown
                                          Thomas N. Clancy

                            STOCK PERFORMANCE GRAPH

   The following line graph compares the cumulative total return to stockholders of the Company's common stock from June 25, 1999 (the date of the Company's initial public offering) to December 31, 2000 to the cumulative total return over such period of (i) Nasdaq US Index and (ii) a peer issuer, Pitney Bowes, a postage and business services provider that has a product line that competes directly with the Company's products. The graph assumes that $100 was invested on June 25, 1999 in the Company's common stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

   The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                              Quarters Ending
                      Base   --------------------------------------------------
                     June 25 Sept. 30 Dec. 31 March 31 June 30 Sept. 30 Dec. 31
                      1999     1999    1999     2000    2000     2000    2000
                     ------- -------- ------- -------- ------- -------- -------
Company/Index
Stamps.com, Inc..... 100.00   315.91  378.41   175.57   66.48    34.94   25.28
Peer Issuer......... 100.00    98.39   91.85    53.41   36.68    34.16   27.58
Nasdaq.............. 100.00   107.58  159.42   179.14  155.37   143.88   96.78

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Payne

   In February 2000, Mr. Payne (former Chairman of the Board, Chief Executive Officer and director) purchased 187,000 shares of the Company's common stock on the open market for an aggregate purchase price of approximately $6.0 million. Mr. Payne purchased the shares on margin and the margin account was secured by a pledge of 1,467,500 shares of the Company's common stock held by Mr. Payne, of which approximately 593,750 shares are subject to repurchase by the Company.

   In April 2000, the Company agreed to guarantee Mr. Payne's margin account in the event the value of the shares pledged was insufficient collateral to secure the indebtedness outstanding under the margin account. The guarantee was in the form of a single-purpose line of credit extended to Mr. Payne which had a balance due to the Company to the extent the value of the pledged shares is insufficient collateral to secure indebtedness outstanding under the margin account. This line of credit was secured by all of Mr. Payne's assets.

   In addition, the Company entered into a loan repayment agreement with Mr. Payne and the brokerage firm where he maintained his margin account. Under the terms of that agreement, the Company agreed to guarantee Mr. Payne's margin account. In August 2000, the Board of Directors amended the loan repayment agreement to require Mr. Payne to sell 100,000 of his shares of the Company's common stock per calendar quarter until such time that the loan was repaid. In August and November 2000, Mr. Payne sold an aggregate of 200,000 of his shares of the Company's common stock in accordance with that agreement, which resulted in an aggregate repayment of indebtedness outstanding under the margin account in the amount of approximately $730,000.

   On November 30, 2000, the Company agreed, at the request of the brokerage firm, to repay Mr. Payne's total indebtedness under the margin account, which amount totaled approximately $6.5 million. The amount of indebtedness under the margin account consisted of the purchase price of the 187,000 shares, accrued interest on the purchase price and other fees and indebtedness incurred by Mr. Payne, less the proceeds from his sale of the Company's common stock during the third and fourth quarters of 2000.

   Mr. Payne agreed to enter into a promissory note and security agreement with the Company to repay the amount of indebtedness paid by the Company to the brokerage firm, plus interest accrued at the prime rate, on or before June 30, 2001, subject to acceleration upon any change in control of the Company or in the event Mr. Payne breaches any of the terms of his separation from the Company. The promissory note amount also includes the original purchase price of $99,000 plus accrued interest for the 1,500,000 restricted shares Mr. Payne purchased in October 1998 when he joined the Company. Under the terms of the note, Mr. Payne is no longer required to sell shares on a quarterly basis. The note loan is secured by all shares of the Company and EncrypTix, Inc. held by Mr. Payne, as well as all of Mr. Payne's deposit accounts. If this collateral is insufficient to pay amounts due under the note, the Company will have full recourse against Mr. Payne for the payment of the balance due. EncrypTix assigned all of its assets for the benefit of its creditors in March 2001.

   The company has established a reserve of $3,346,000 related to the note receivable from Mr. Payne. The reserve is calculated as the difference between the note's carrying value, $6,527,000, and the underlying value of the stock on December 31, 2000, $3,181,000 ($2.7813 per share).

Transactions with Mr. Ananda

   Under its previous agreements with Mr. Ananda, the Company owns all of the intellectual property developed by Mr. Ananda during the course of his employment by the Company and all of the intellectual property he developed for the Company before his formal employment began. Mr. Ananda resigned as Chief Executive Officer on January 1, 1999. In May 1999, the Company entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights relative to the Company. The new license agreement reaffirmed the Company's ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda's field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with the Company's Internet postage service.

Consulting Services

   In October 1999, the Company entered into a three-year consulting agreement with Marvin Runyon, a director, under which he will provide strategic planning services. In exchange for these services, the Company granted Mr. Runyon an option to purchase 36,000 shares of common stock. These options were granted at fair market value and vest ratably over a three-year period. In November 1999, this agreement was amended to provide that Mr. Runyon receive $2,000 per day in compensation for any special projects on which the Company requires his services.

EncrypTix Investment

   On November 16, 1999, the Company announced the formation of a subsidiary, EncrypTix, Inc., to develop secure printing opportunities in the events, travel and financial services industries. In February 2000, the Company invested $1.0 million and granted EncrypTix a license to its technology in those three specific fields of use. EncrypTix raised approximately $35 million in private financing. In March 2000, the Company's directors and executive officers, with the exception Messrs. Duffy and Jones, purchased an aggregate of 232,884 shares of Series B Preferred Stock of EncrypTix at $7.45 per share, the same price per share paid by the third-party investors in EncrypTix. All of the foregoing shares purchased by the individual directors and executive officers had been paid for in full with cash.

   On March 12, 2001, EncrypTix ceased operations and effected a general assignment of its assets for the benefit of its creditors. EncrypTix took this action due to the inability to secure additional funding. The Company does not expect to be impacted by any of EncrypTix's resulting liabilities. Additionally, the Company terminated its license agreement with EncrypTix and maintains limited licenses to various EncrypTix intellectual property.

Indemnification of Directors and Officers

   In addition to the indemnification provisions contained in the Company's Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require Stamps.com, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Stamps.com (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

   All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             STOCKHOLDER PROPOSALS

   To be included in the proxy statement and form of proxy relating to the Annual Meeting, a stockholder proposal must be received by Michelle Strear, Secretary, Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405 no later than January 12, 2002. If the Company is not notified of a stockholder proposal by April 9, 2002, then the proxy solicited by the board of directors for the 2002 annual meeting will confer discretionary authority to vote against such stockholder proposal.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Company's common stock and their transactions in such common stock. Based upon the copies of Section 16(a) reports which the Company received from such persons for their Fiscal Year 2000 transactions in the Company's common stock and their common stock holdings, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners except as set forth below.

   Marvin Runyon, the Chairman of the Board of Directors, sold 1,200 shares of the Company's common stock on February 7, 2000 and filed a delinquent Form 4 with the Securities and Exchange Commission on April 7, 2000.

                                 OTHER MATTERS

Annual Report

   A copy of the Annual Report of the Company for the fiscal year ended December 31, 2000 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

   The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on April 2, 2001. The Company filed an amended Annual Report on Form 10-K/A with the Securities and Exchange Commission on April 27, 2001. Stockholders may obtain a copy of this report, as amended, without charge, by writing to Investor Relations at Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405.

                                  APPENDIX A

                                STAMPS.COM INC.

               AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

   The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

   The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

   The Audit Committee shall be comprised of three or more independent directors.

   All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

   The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

  A. Review this Charter at least annually and recommend any changes to the Board.

  B. Review the organization's annual financial statements and any other relevant reports or other financial information.

  C. Review the regular internal financial reports prepared by management and any internal auditing department.

  D. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

  E. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

  F. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

  G. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

PROXY                           STAMPS.COM INC.

                 Annual Meeting of Stockholders, June 14, 2001

         This Proxy is Solicited on Behalf of the Board of Directors of
                                STAMPS.COM INC.

  The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Thursday, June 14, 2001 and the Proxy Statement and appoints Bruce Coleman and Kenneth McBride, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2001 Annual Meeting of Stockholders of the Company to be held at DC3 Museum of Flying, 2800 Donald Douglas Loop North, Santa Monica, California 90405 on June 14, 2001 at 9:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

  1. To elect four directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

                                  WITHHOLD
                       FOR        AUTHORITY TO VOTE
     Mohan P. Ananda
                       ----------    ----------
     Thomas N. Clancy
                       ----------    ----------
     John A. Duffy
                       ----------    ----------
     Marvin Runyon
                       ----------    ----------




 2.  To ratify the appointment of Arthur Andersen LLP as    FOR AGAINST ABSTAIN
     independent auditors of the Company for the fiscal     [_]   [_]     [_]
     year ending December 31, 2001.

 3.  In accordance with the discretion of the proxy         FOR AGAINST ABSTAIN
     holders, to act upon all matters incident to the       [_]   [_]     [_]
     conduct of the meeting and upon other matters as may
     properly come before the meeting.

                                         The Board of Directors recommends a
                                       vote IN FAVOR OF the directors listed
                                       above and a vote IN FAVOR OF each of
                                       the listed proposals. This Proxy, when
                                       properly executed, will be voted as
                                       specified above. If no specification is
                                       made, this Proxy will be voted IN FAVOR
                                       OF the election of the directors listed
                                       above and IN FAVOR OF the other
                                       proposals.

                                       Please print the name(s) appearing on
                                       each share certificate(s) over which
                                       you have voting authority:

                                       ----------------------------------------
                                            (Print name(s) on certificate)

                                       Please sign your name: _________________
                                                   (Authorized Signature(s))

                                       Date: __________________________________